CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-145256 on Form S-8 of our report dated April 15, 2008, relating to the financial statements of Cyberdefender Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Cyberdefender Corporation for the year ended December 31, 2007.

KMJ Corbin & Company LLP

Irvine, California
April 15, 2008